Exhibit 10.1

COOPERATION AGREEMENT
This Cooperation Agreement (this “Agreement”), dated as of December 6, 2022, is by and among Elliott Associates, L.P., a Delaware limited partnership, and Elliott International L.P., a Cayman Islands limited partnership (each, an “Elliott Party,” and together, the “Elliott Parties”), and Pinterest, Inc., a Delaware corporation (the “Company”). In consideration of and reliance upon the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the Elliott Parties and the Company agree as follows:
1.Board Matters.
(a)New Director Appointment. Effective on December 16, 2022, the Board of Directors of the Company (the “Board”) shall take such actions as are necessary in accordance with the Company’s Amended and Restated Bylaws (the “Bylaws”) and the Delaware General Corporation Law (the “DGCL”) to increase the size of the Board to eleven (11) directors, increase the size of Class I of the Board to four (4) directors and appoint Marc Steinberg (the “New Director”) to the Board as a member of Class I for an initial term lasting until the 2023 annual meeting of stockholders of the Company (the “2023 Annual Meeting”).
(b)Nomination of New Director. The Company agrees that, provided that the New Director is able and willing to serve on the Board and continues to be a Qualified Director (as defined below):
(i)at the 2023 Annual Meeting, the Board will include such New Director in the Company’s slate of nominees to stand for election as a director in Class I of the Board at the 2023 Annual Meeting, with a term expiring at the 2026 annual meeting of stockholders of the Company (the “2026 Annual Meeting”);
(ii)the Board will recommend that the stockholders of the Company vote to elect such New Director as a director of the Company at the 2023 Annual Meeting; and
(iii)the Company will use its reasonable best efforts (which will include the solicitation of proxies) to obtain the election of such New Director at the 2023 Annual Meeting (for the avoidance of doubt, the Company will only be required to use substantially the same level of efforts and provide substantially the same level of support as is used and/or provided for the other director nominees of the Company with respect to the 2023 Annual Meeting).
(c)New Director Agreements, Arrangements and Understandings. Each of the Elliott Parties agrees that neither it nor any of its Affiliates (as defined below) (i) will pay any compensation to the New Director (including any Successor Director (as defined below)) or other member of the Board or any officer regarding such person’s service to the Company, including on the Board or any committee thereof or (ii) will have any agreement, arrangement or understanding, written or oral, with the New Director (including any Successor Director) regarding such person’s service to the Company, including on the Board or any committee thereof (which for the avoidance of doubt shall not include ordinary course employment agreements or arrangements with any of the Elliott Parties or their Affiliates), except, solely as to clause (ii), as disclosed to and consented to in advance by the Company. The Company acknowledges that no Company Policies (as defined below) shall be violated by the New Director receiving indemnification and/or reimbursement of expenses from the Elliott Parties or their respective Affiliates, provided that the New Director neither accepts nor receives compensation from the Elliott Parties or their respective Affiliates with respect to the New Director’s service or action as a director of the Company.
(d)Successor Director. If, during the Cooperation Period, the New Director is unable or unwilling to serve as a director or resigns as a director, is removed as a director or ceases to be a director for any other reason prior to the 2026 Annual Meeting, and at such time the Elliott Parties beneficially own at least the Minimum Ownership Threshold (as defined below), the Elliott Parties and the Company will cooperate in good faith to select, and the Company will appoint as promptly as practicable, a substitute director who is a Qualified Director and is mutually acceptable to the Company and the Elliott Parties (the “Successor Director”) to serve as a director of the Company for the remainder of the New Director’s term or until the Successor Director’s earlier death, resignation, disqualification, retirement or removal from the Board; provided, however, that if the Elliott Parties identify and propose an employee of an Elliott Party or an Affiliate of an Elliott Party to serve as the Successor Director, the Company’s consent to such person’s appointment shall not be unreasonably withheld, delayed or conditioned. Effective upon the appointment of the Successor Director to the Board, such Successor Director will be considered the New Director for all purposes of this Agreement. In the event that the Elliott Parties seek to exercise their rights under this Section 1(d), the Elliott Parties shall certify in writing to the Company that they beneficially own at least the Minimum Ownership Threshold at such time.
(e)New Director Information. As a condition to the New Director’s appointment to the Board and any subsequent nomination for election as a director at any future Company annual meeting of stockholders, the New Director will provide any information the Company reasonably requests, including information required to be disclosed in a proxy statement or other filing under applicable law, stock exchange rules or listing standards, information in connection with assessing eligibility, independence and other criteria applicable to directors or satisfying compliance or legal obligations, and will consent to appropriate background checks, to the extent, in each case, consistent with the information and background checks required by the Company in accordance with past practice with respect to other members of the Board.
(f)Company Policies. The parties acknowledge that the New Director, upon appointment to the Board, will be governed by the same protections and obligations regarding confidentiality, conflicts of interest, related party transactions, fiduciary duties, codes of business conduct and ethics, trading and disclosure policies, director resignation policy, and other governance or other guidelines and policies of the Company as other directors of the Company (collectively, “Company Policies”), and, except as may be subsequently waived by the Elliott Parties in writing, shall have the same rights and benefits, including with respect to insurance, indemnification, compensation and fees, as are applicable to all Independent directors of the Company. The Company acknowledges that the Company Policies do not apply to the Elliott Parties and their Affiliates, including Company Policies with respect to trading in the Company’s securities, as they are not directors or employees of the Company. The Elliott Parties acknowledge that they are aware that United States securities laws may prohibit any person who has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.
(g)Limitation of Appointment Right; Termination. The Company’s obligations under this Section 1 shall automatically terminate, and the Elliott Parties shall have no rights under this Section 1, upon the earliest of: (i) such time as the Elliott Parties beneficially own less than a “net long position” of at least 4.3% (the “Minimum Ownership Threshold”) of the then outstanding Company Class A Stock (as defined below), (ii) such time as any Elliott Party or other Restricted Person (as defined below) breaches this Agreement in any material respect or

(iii) such time as the New Director (or a Successor Director) notifies the Company of his or her intent to resign from the Board and the Elliott Parties waive in writing any right to have a Successor Director appointed. In each case, if the New Director (or a Successor Director) is on the Board, he or she shall promptly (and in any event within forty-eight (48) hours of the occurrence of the events described in clauses (i), (ii) or (iii) above) deliver his or her written resignation to the Board for his or her immediate resignation, and the Elliott Parties agree to cause, and agree to cause their respective Affiliates to cause, the New Director (or a Successor Director) to resign from the Board if he or she fails to resign if and when required pursuant to this Section 1(g), it being understood that the Company will be entitled to treat such person’s term as a director as having ended upon the occurrence of any of the events described in clauses (i), (ii) or (iii) above.
2.Cooperation.
(a)Non-Disparagement. From the date of this Agreement until the later of (x) the date that is thirty (30) calendar days prior to the notice deadline under the Organizational Documents (as defined below) for non-proxy access stockholder nominations of director candidates for election to the Board at the 2026 Annual Meeting, and (y) twenty (20) calendar days after the date on which the New Director (or any Successor Director) has ceased to serve on the Board (such period, the “Cooperation Period”), the Company, each Elliott Party and the New Director shall refrain from making, and shall cause their respective controlling and controlled (and under common control) Affiliates and Representatives acting at their direction and authorization, and (i) in the case of each Elliott Party and the New Director, its and their respective principals, directors, members, general partners, officers and employees (the “Elliott Covered Persons”), and (ii) in the case of the Company, its directors, and officers (the “Company Covered Persons”), not to make or cause to be made any statement or announcement (including any statement or announcement that can reasonably be expected to become public or require public disclosure, and including any statement to any stockholder or holder of other securities of the Company, sell-side or buy-side analyst or other person) that constitutes an ad hominem attack on, or that otherwise disparages, defames, slanders, impugns or otherwise is reasonably likely to damage the reputation of (A) in the case of any such statements or announcements by any of the Elliott Parties, the New Director or the Elliott Covered Persons, the Company and its Affiliates or any of its or their current or former officers, directors, or employees, and (B) in the case of any such statements or announcements by the Company or the Company Covered Persons, the Elliott Parties and their Affiliates or any of their current or former principals, directors, members, general partners, officers, or employees, in each case including without limitation (x) in any statement (oral or written), document, or report filed with, furnished, or otherwise provided to the SEC (as defined below) or any other governmental or regulatory agency, (y) in any press release or other publicly available format, or (z) to any journalist or member of the media (including, in a television, radio, newspaper, or magazine interview or Internet or social media communication). The foregoing shall not (x) restrict the ability of any person to comply with any subpoena or other legal process or respond to a request for information from any governmental authority with jurisdiction over the party from whom information is sought or to enforce such person’s rights hereunder or (y) apply to any private communications among the Elliott Parties and their Affiliates, the Elliott Covered Persons and their Representatives (in their capacity as such), on the one hand, and among the Company and its Affiliates, the Company Covered Persons and their Representatives (in their capacity as such), on the other hand.
(b)Voting of the Elliott Parties’ Shares. During the Cooperation Period, each Elliott Party will cause all of the outstanding Class A Common Stock, $0.00001 par value per share, of the Company (“Company Class A Stock”) that such Elliott Party or any of its controlling or controlled Affiliates has the right to vote (or to direct the vote) as of the applicable record date, to be present in person or by proxy for quorum purposes and to be voted at any meeting of stockholders of the Company or at any adjournments or postponements thereof, and to consent in connection with any action by written consent in lieu of a meeting, (w) in favor of each director nominated and recommended by the Board for election at any annual meeting held during the Cooperation Period, or, if applicable, any other meeting of stockholders of the Company during the Cooperation Period, (x) against any nominees for director that are not approved and recommended by the Board for election at any such meeting or through any such written consent, (y) against any proposals or resolutions to remove any member of the Board, and (z) in accordance with recommendations by the Board on all other proposals or business that may be the subject of stockholder action at such meetings or pursuant to written consents; provided, however, that the Elliott Parties shall be permitted to vote in their sole discretion on proposals related to any Extraordinary Transaction (as defined below).
(c)Standstill. During the Cooperation Period, each Elliott Party will not, and will cause its controlling and controlled (and under common control) Affiliates and its and their respective Representatives acting on their behalf (collectively with the Elliott Parties, the “Restricted Persons”) to not, directly or indirectly, without the prior written consent, invitation, or authorization of or by the Company or the Board:
(i)acquire, effect, or offer or agree to acquire, by purchase or otherwise, or direct any third party in the acquisition of, record or beneficial ownership of any securities of the Company or rights or options to acquire any securities of the Company, or engage in any swap or hedging transactions or other derivative agreements of any nature with respect to any securities of the Company, in each case, if such acquisition, offer, agreement or transaction would result, if consummated, in the Elliott Parties (together with their Affiliates) having beneficial ownership of more than 9.9% or aggregate economic exposure to more than 14.9% of the Company Class A Stock outstanding at such time;
(ii)(A) call or seek to call (publicly or otherwise), alone or in concert with others, a meeting of the Company’s stockholders or to act by written consent (or the setting of a record date therefor), (B) seek, alone or in concert with others, election or appointment to, or representation on, the Board or nominate or propose the nomination of, or recommend the nomination of, any candidate to the Board, except as expressly set forth in Section 1, (C) make or be the proponent of any stockholder proposal to the Company or the Board or any committee thereof, (D) seek, alone or in concert with others the removal of any member of the Board, or (E) conduct a referendum of stockholders of the Company or engage in a “withhold” or similar campaign; provided that nothing in this clause (ii) (or clause (xvi) to the extent applicable to this clause (ii)) will prevent the Elliott Parties or their Affiliates from taking non-public actions in a confidential manner in furtherance of privately identifying (x) any Successor Director following the departure of the New Director or in anticipation of the potential imminent departure of the New Director or any Successor Director (it being understood that prior to taking such actions independent of the Company, the Elliott Parties will first notify the Company of the potential imminent departure, and thereafter the Elliott Parties will cooperate in good faith with the Company to identify a Successor Director in accordance with Section 1(d)) or (y) any director candidate in connection with the 2026 Annual Meeting after such date that is three (3) months prior to the notice deadline under the Organizational Documents for non-proxy access stockholder nominations of director candidates for election to the Board at the 2026 Annual Meeting;
(iii)make any request for any stockholder list or similar materials or other books and records of the Company or any of its subsidiaries, whether pursuant to Section 220 of the DGCL or other statutory or regulatory provisions providing for stockholder access to books and records;

(iv)(A) engage in any “solicitation” (as such term is used in the proxy rules of the SEC but including, for the avoidance of doubt, solicitations of ten (10) or fewer stockholders which would otherwise be excluded from the definition of “solicitation” pursuant to Rule 14a-2(b)(2) promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of proxies or consents with respect to the election or removal of directors of the Company or any other matter or proposal relating to the Company or (B) become a “participant” (as such term is used in the proxy rules of the SEC) in any such solicitation of proxies or consents;
(v)disclose to any third party, either publicly or in a manner that would reasonably be expected to result in or require public disclosure, its voting or consent intentions or votes as to matters submitted to a stockholder vote during the Cooperation Period (it being understood that instructing third parties to implement such votes or consents in a ministerial manner in accordance with this Agreement would not be a violation of this provision), except that such disclosures may be made with respect to matters for which the Elliott Parties have voting discretion pursuant to Section 2(b) beginning five (5) business days following the filing with the SEC of the Company’s definitive proxy statement or effective registration statement (or similar filing) including a proposal related to such Extraordinary Transaction, or to the extent legally required or permitted by the prior written consent of the Company;
(vi)make or submit any proposal for, or offer of (with or without conditions), either alone or in concert with others, any tender offer, exchange offer, merger, amalgamation, consolidation, acquisition, business combination, recapitalization, restructuring, reorganization, liquidation, separation, dissolution or other extraordinary transaction involving the Company (including its subsidiaries and joint ventures or any of their respective securities or assets) (each, an “Extraordinary Transaction”) either publicly or in a manner that would reasonably be expected to result in or require public disclosure (it being understood that the foregoing shall not restrict the Restricted Persons from tendering shares, receiving consideration or other payment for shares or otherwise participating in any Extraordinary Transaction, in each case on the same basis as other stockholders of the Company);
(vii) make any proposal, either publicly or in a manner that would reasonably be expected to result in or require public disclosure, with respect to (A) any change in the number, term or identity of directors or the filling of any vacancies on the Board other than as provided under Section 1 of this Agreement, (B) any change in the capitalization or capital allocation policy of the Company (including, for the avoidance of doubt, capital allocation policies relating to share repurchases or dividends), (C) any other change in the Company’s management, business or corporate structure, (D) any waiver, amendment or modification to the Amended and Restated Certificate of Incorporation of the Company or the Bylaws (collectively, the “Organizational Documents”), (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange or (F) causing a class of securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;
(viii)knowingly encourage or advise any third party or knowingly assist any third party in encouraging or advising any other person (A) with respect to the giving or withholding of any proxy or consent relating to, or other authority to vote, any securities of the Company or (B) in conducting any type of referendum relating to the Company (other than such encouragement or advice that is consistent with the Board’s recommendation in connection with such matter, or as otherwise specifically permitted under this Agreement);

(ix)form, join, knowingly encourage or knowingly participate in or act in concert with any “group” as defined in Section 13(d)(3) of the Exchange Act, with respect to any securities of the Company, other than solely with Affiliates of the Elliott Parties with respect to any securities of the Company now or hereafter owned by them;
(x)enter into a voting trust, arrangement or agreement, or subject any securities of the Company to any voting trust, arrangement or agreement (excluding customary brokerage accounts, margin accounts, prime brokerage accounts and the like), in each case other than (A) this Agreement, (B) solely with Affiliates of the Elliott Parties or (C) granting proxies in solicitations approved by the Board;
(xi)engage in any short sale or any purchase, sale, or grant of any option, warrant, convertible security, stock appreciation right, or other similar right (including any put or call option or “swap” transaction) with respect to any security (other than any index fund, exchange traded fund, benchmark fund or broad basket of securities) that includes, relates to, or derives any significant part of its value from a decline in the market price or value of the Company’s securities and would, in the aggregate or individually, result in the Elliott Parties ceasing to have a “net long position” in the Company;
(xii)sell, offer or agree to sell, all or substantially all, directly or indirectly, through swap or hedging transactions or otherwise, voting rights decoupled from the underlying Company Class A Stock held by a Restricted Person to any third party;
(xiii)institute, solicit, assist or join, as a party, any litigation, arbitration, or other proceeding against or involving the Company, its Affiliates or any current or former directors or officers of the Company or any of its Affiliates (including derivative actions); provided, however, that for the avoidance of doubt, the foregoing shall not prevent any Restricted Person from (A) bringing litigation against the Company to enforce any provision of this Agreement instituted in accordance with and subject to Section 10, (B) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Company or its Affiliates against a Restricted Person, (C) bringing bona fide commercial disputes that do not relate to the subject matter of this Agreement, (D) exercising any statutory appraisal rights, or (E) responding to or complying with a validly issued legal process;
(xiv)make any disclosure, communication, announcement or statement, either publicly or in a manner reasonably likely to result in or require public disclosure, regarding any intent, purpose, place or proposal with respect to the Board, the Company, its management, policies or affairs, strategy, operations, financial results, any of its securities or assets or this Agreement, except in a manner consistent with the Press Release (as defined below) and the other provisions of this Agreement;
(xv) initiate discussions regarding the Board or the Company’s management, policies or affairs, strategy or operations with (A) any current employees of the Company, other than the current Chairman, Chief Executive Officer, Chief Financial Officer, Chief Legal Officer or Head of Investor Relations, (B) any former employees of the Company who to the Elliott Parties’ knowledge departed the Company within the prior six months or (C) any former executive officers of the Company listed in Exhibit A hereto, in each case except as permitted in the proviso below regarding specified private communications; provided that subclause (B) will apply solely to communications on behalf of, by or at the direction of members of the Elliott Parties’ investment team overseeing, handling or directly involved in the Elliott Parties’ investment in the Company; provided, further that nothing in this clause (xv) will prevent the New Director from communicating with any employee of the Company in a manner consistent with applicable Company Policies and ordinary Company practices;
(xvi)enter into any negotiations, agreements (whether written or oral), arrangements, or understandings with any third party to take any action that the Restricted Persons are prohibited from taking pursuant to this Section 2(c); or

(xvii)make any request or submit any proposal to amend or waive the terms of this Section 2(c) (including this subclause), in each case publicly or which would reasonably be expected to result in a public announcement or disclosure of such request or proposal by the Company or any of the Restricted Persons.
The restrictions in this Section 2(c) shall terminate automatically upon any material breach of this Agreement by the Company (including, without limitation, a failure by the Company to appoint the New Director to the Board in accordance with Section 1(a), a failure by the Company to issue the Press Release in accordance with Section 3, or a failure by the Company to nominate the New Director for election as a director in Class I of the Board at the 2023 Annual Meeting in accordance with Section 1(b)) upon five (5) business days’ written notice by any of the Elliott Parties to the Company if such breach has not been cured within such notice period, provided that the Elliott Parties are not in material breach of this Agreement at the time such notice is given or prior to the end of the notice period. Additionally, the restrictions in this Section 2(c) shall terminate automatically upon the earliest of: (i) five (5) calendar days following the Company’s entry into a definitive agreement with respect to any Extraordinary Transaction that if consummated would result in the acquisition by any person or group of more than 50% of the Voting Securities (as defined below) outstanding, more than 50% of the voting power of the Voting Securities outstanding, or assets having an aggregate value exceeding 50% of the aggregate enterprise value of the Company and which Extraordinary Transaction was not encouraged, knowingly facilitated or solicited by any Restricted Person in breach of this Agreement; and (ii) three (3) business days following the date when the Company files with the SEC a Schedule 14D-9 making a substantive recommendation to the Company’s stockholders in response to any tender or exchange offer (by any person or group other than the Elliott Parties or their Affiliates, and which tender or exchange offer was not encouraged, knowingly facilitated or solicited by any Restricted Person in breach of this Agreement) which, if consummated, would constitute an Extraordinary Transaction that would result in the acquisition by any person or group of more than 50% of the Voting Securities outstanding or more than 50% of the voting power of the Voting Securities outstanding, unless the Company recommends rejection of such tender or exchange offer; provided that the termination upon such events described in clauses (i) and (ii) above shall be effective only upon such time as neither the initial New Director, nor any Successor Director who is an employee of an Elliott Party or an Affiliate of an Elliott Party, is a member of the Board. Notwithstanding anything to the contrary in this Agreement, nothing in this Section 2(c) will prohibit or restrict any of the Restricted Persons from (A) making any statement or announcement, either publicly or privately, with respect to any Extraordinary Transaction that is publicly announced and has been agreed to by the Company and with respect to which the Elliott Parties have voting discretion pursuant to Section 2(b) on a proposal related to such Extraordinary Transaction that is being submitted to a vote of the Company’s stockholders beginning five (5) business days following the filing with the SEC of the Company’s definitive proxy statement or effective registration statement (or similar filing) including a proposal related to such Extraordinary Transaction, (B) making any factual statement to comply with any subpoena or other legal process or respond to a request for information from any governmental authority with jurisdiction over such person from whom information is sought (so long as such process or request did not arise as a result of discretionary acts by any Restricted Person), (C) granting any liens or encumbrances on any claims or interests in favor of a bank or broker-dealer or prime broker holding such claims or interests in custody or prime brokerage in the ordinary course of business, which lien or encumbrance is released upon the transfer of such claims or interests in accordance with the terms of the custody or prime brokerage agreement(s), as applicable, (D) negotiating, evaluating and/or trading, directly or indirectly, in any index fund, exchange traded fund, benchmark fund or broad basket of securities which may contain or otherwise reflect the performance of, but not primarily consist of, securities of the Company or (E) providing its views privately to members of the Board or the Company’s Chief Executive Officer, Chief Financial Officer, Chief Legal Officer, Head of Investor Relations and financial or legal advisors that have been identified by one of the foregoing to the Elliott Parties as appropriate contacts and, to the extent that the substance of such communication is approved in writing in advance by the Company’s Chief Legal Officer, other personnel of the Company, so long as such communication would not reasonably be expected to require any public disclosure of such communications or the content thereof by the Company or any of the Restricted Persons. Furthermore, nothing in this Agreement shall restrict the New Director from engaging in discussions solely among other members of the Board and/or management, advisors, Representatives or agents of the Company; provided that any such discussions are limited to communications in his or her capacity as a director and conducted privately in a manner that is not reasonably likely to result in or require public disclosure.
3.Public Announcement. Not later than 4:06 Eastern Time on December 6, 2022, the Company shall issue a press release in the form attached to this Agreement as Exhibit B (the “Press Release”). Substantially concurrently with the release of the Press Release or otherwise by the applicable deadline for the filing of the Current Report on Form 8-K contemplated by this sentence, the Company shall file a Current Report on Form 8-K, which shall be in form and substance reasonably acceptable to the Company and the Elliott Parties. The Company shall provide the Elliott Parties and their Representatives with a copy of such Form 8-K prior to its filing with the SEC and shall consider any timely comments of the Elliott Parties and their Representatives. Neither of the Company or any of its Affiliates nor the Elliott Parties or any of their Affiliates shall make any public statement (or other communication reasonably expected to become or result in a public disclosure) regarding the subject matter of this Agreement, this Agreement or the matters set forth in the Press Release prior to the issuance of the Press Release without the prior written consent of the other party.
4.Confidentiality; Insider Trading Restrictions. The Company and the Elliott Parties agree that the New Director may provide confidential information of the Company to the Elliott Parties and their Affiliates for the purpose of assisting the New Director in his or her role as a director of the Company and related compliance matters for the Company and the Elliott Parties subject to, and solely in accordance with the terms of, the confidentiality agreement which the Elliott Parties and the Company are executing simultaneously with the Elliott Parties’ execution and delivery of this Agreement (the “Confidentiality Agreement”). The Elliott Parties acknowledge that they and their Affiliates are aware that United States securities laws may restrict any person who has material, nonpublic information about a company from purchasing or selling any securities of such company while in possession of such information.
5.Representations and Warranties of the Company. The Company represents and warrants to the Elliott Parties as follows: (a) the Company has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated by this Agreement; (b) this Agreement has been duly and validly authorized, executed, and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms; and (c) the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.
6.Representations and Warranties of the Elliott Parties. Each Elliott Party represents and warrants to the Company as follows: (x) such Elliott Party has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated by this Agreement; (y) this Agreement has been duly and validly authorized, executed, and delivered by such Elliott Party, constitutes a valid and binding obligation and agreement of such Elliott Party and is enforceable against such Elliott Party in accordance with its terms; and (z) the execution, delivery and performance of this Agreement by such Elliott Party does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to such Elliott Party, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such Elliott Party is a party or by which it is bound.
7.Definitions. For purposes of this Agreement:
(a)the term “Affiliate” has the meaning set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act; provided, that none of the Company or its Affiliates or Representatives, on the one hand, and the Elliott Parties and their Affiliates or Representatives, on the other hand, shall be deemed to be “Affiliates” with respect to the other for purposes of this Agreement; provided, further, that “Affiliates” of a person shall not include any entity, solely by reason of the fact that one or more of such person’s employees or principals serves as a member of its board of directors or similar governing body, unless such person otherwise controls such entity (as the term “control” is defined in Rule 12b-2 promulgated by the SEC under the Exchange Act); provided, further, that with respect to the Elliott Parties, “Affiliates” shall not include any portfolio operating company (as such term is understood in the private equity industry) of any of the Elliott Parties or their Affiliates unless it is acting at the direction of any Elliott Party or any of its Affiliates with respect to the Company;
(b)the terms “beneficial owner” and “beneficially own” have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act except that a person will also be deemed to be the beneficial owner of all shares of the Company’s capital stock which such person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to the exercise of any rights in connection with any securities or any agreement, arrangement or understanding (whether or not in writing), regardless of when such rights may be exercised and whether they are conditional, and all shares of the Company’s capital stock which such person or any of such person’s Affiliates has or shares the right to vote or dispose;
(c)the term “Independent” means that such person qualifies as independent of the Company under all applicable listing standards, applicable rules of the SEC and publicly disclosed standards used by the Board in determining the independence of the Company’s directors;
(d)the term “net long position” shall be as defined in Rule 14e-4 under the Exchange Act;
(e)the terms “person” or “persons” mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature;

(f)the term “Qualified Director” shall mean an individual who (i) qualifies as Independent, (ii) unless the Company otherwise consents (which is deemed granted as to the initial New Director by virtue of execution of this Agreement, and which cannot be unreasonably withheld, delayed or conditioned as to a Successor Director), is not an employee, officer, director, general partner, manager or other agent of an Elliott Party or of any Affiliate of an Elliott Party, (iii) is not a limited partner, member or other investor (unless such investment has been disclosed to the Company) in any Elliott Party or any Affiliate or Associate of an Elliott Party, (iv) does not have any agreement, arrangement or understanding, written or oral, with any Elliott Party or any Affiliate or Associate of an Elliott Party regarding such person’s service as a director on the Board (which for the avoidance of doubt shall not include ordinary course employment agreements or arrangements with any of the Elliott Parties or their Affiliates), except as disclosed to and consented to by the Company, and (v) meets all other qualifications required for service as a director set forth in the Bylaws and the Company’s Corporate Governance Guidelines (the “Guidelines”);
(g)the term “Representatives” means a party’s directors, principals, members, general partners, managers, officers, employees, agents, and other representatives;
(h)the term “SEC” means the U.S. Securities and Exchange Commission; and
(i)the term “Voting Securities” means the Company Class A Stock, the Class B Common Stock, $0.00001 par value per share, of the Company, and any other Company securities entitled to vote in the election of directors.
8.Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard to this Agreement will be in writing and will be deemed validly given, made or served, if (a) given by facsimile or email, when such facsimile is transmitted to the facsimile number set forth below and sent to the email address set forth below (as applicable), and receipt of such facsimile or email (as applicable) is acknowledged, or (b) if given by any other means, when actually received during normal business hours at the address specified in this Section 8:
if to the Company:
Pinterest, Inc.
505 Brannan Street
San Francisco, California 94107
United States
Attention: Chief Legal Officer
Telephone: (415) 762-7100
Email: corporatelegal@pinterest.com
with a copy to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention: Daniel A. Neff
Sabastian V. Niles
    Ronald C. Chen
    Email:    DANeff@wlrk.com
    SVNiles@wlrk.com
    RCChen@wlrk.com
Fax:    (212) 403-2000

if to the Elliott Parties:
Elliott Associates, L.P.
Elliott International, L.P.
c/o Elliott Investment Management, L.P.
360 S. Rosemary Ave., 18th Floor
West Palm Beach, Florida 33401
Attention:    Marc Steinberg
        Scott Grinsell
Email:     mSteinberg@elliottmgmt.com
        sGrinsell@elliottmgmt.com
Fax:    (212) 478-2476
with a copy to:
Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, New York 10019
Attention: Steve Wolosky
        Kenneth Mantel
        Sebastian Alsheimer
Email:     swolosky@olshanlaw.com
        kmantel@olshanlaw.com
        salsheimer@olshanlaw.com
Fax:    (212) 451-2222

9.Expenses. All fees, costs and expenses incurred in connection with this Agreement and all matters related to this Agreement will be paid by the party incurring such fees, costs or expenses.
10.Specific Performance; Remedies; Venue.
(a)The Company and the Elliott Parties acknowledge and agree that irreparable injury to the other party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that the Company and the Elliott Parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity. FURTHERMORE, THE COMPANY AND EACH ELLIOTT PARTY AGREES (1) THE NON-BREACHING PARTY WILL BE ENTITLED TO INJUNCTIVE AND OTHER EQUITABLE RELIEF, WITHOUT PROOF OF ACTUAL DAMAGES; (2) THE BREACHING PARTY WILL NOT PLEAD IN DEFENSE THERETO THAT THERE WOULD BE AN ADEQUATE REMEDY AT LAW; AND (3) THE BREACHING PARTY AGREES TO WAIVE ANY BONDING REQUIREMENT UNDER ANY APPLICABLE LAW, IN THE CASE ANY OTHER PARTY SEEKS TO ENFORCE THE TERMS BY WAY OF EQUITABLE RELIEF. THIS AGREEMENT WILL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.
(b)The Company and each Elliott Party (a) irrevocably and unconditionally submits to the exclusive jurisdiction of the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, the federal or other state courts located in Wilmington, Delaware), (b) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such courts, (c) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated by this Agreement shall be brought, tried and determined only in such courts, (d) waives any claim of improper venue or any claim that those courts are an inconvenient forum and (e) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereunder in any court other than the aforesaid courts. The parties to this Agreement agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8 or in such other manner as may be permitted by applicable law as sufficient service of process, shall be valid and sufficient service thereof.
11.Severability. If at any time subsequent to the date hereof, any provision of this Agreement is held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision will be of no force and effect, but the illegality or unenforceability of such provision will have no effect upon the legality or enforceability of any other provision of this Agreement.
12.Termination. This Agreement will terminate on the expiry of the Cooperation Period. Upon such termination, this Agreement shall have no further force and effect. Notwithstanding the foregoing, Sections 7, 8, 9, 10, 11, 12, 13, 14 (solely with respect to provisions that survive termination of this Agreement), 15, 16, 17 and 18 hereof shall survive termination of this Agreement, and no termination of this Agreement shall relieve any party of liability for any breach of this Agreement arising prior to such termination.
13.Counterparts. This Agreement may be executed in one or more counterparts and by scanned computer image (such as .pdf), each of which will be deemed to be an original copy of this Agreement.
14.Affiliates. Each of the Elliott Parties agrees that it will cause its Affiliates, including Elliott Management Corporation, and their respective employees and other Representatives, to comply with the terms of this Agreement.
15.No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Company and the Elliott Parties and is not enforceable by any other persons. No party to this Agreement may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, without the prior written consent of the other parties, and any assignment in contravention hereof will be null and void.
16.No Waiver. No failure or delay by any party in exercising any right or remedy hereunder will operate as a waiver thereof, nor will any single or partial waiver thereof preclude any other or further exercise thereof or the exercise of any other right or remedy hereunder.
17.Entire Understanding; Amendment. This Agreement and the Confidentiality Agreement contain the entire understanding of the parties with respect to the subject matter hereof and supersede any and all prior and contemporaneous agreements, memoranda, arrangements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter of this Agreement and the Confidentiality Agreement. This Agreement may be amended only by an agreement in writing executed by the Company and the Elliott Parties.
18.Interpretation and Construction. The Company and each Elliott Party acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties will be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by the Company and each Elliott Party, and any controversy over interpretations of this Agreement will be decided without regard to events of drafting or preparation. References to specified rules promulgated by the SEC shall be deemed to refer to such rules in effect as of the date of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the parties as of the date of this Agreement.
ELLIOTT PARTIES

ELLIOTT ASSOCIATES, L.P.

By:	Elliott Investment Management L.P., as attorney-in-fact

By:	/s/Elliot Greenberg
	Name:	Elliot Greenberg
	Title:	Vice President

ELLIOTT INTERNATIONAL, L.P.

By:	Elliott Investment Management L.P., as attorney-in-fact

By:	/s/Elliot Greenberg
	Name:	Elliot Greenberg
	Title:	Vice President

* * * *

[Signature Page to Cooperation Agreement]

THE COMPANY
PINTEREST, INC.
By:    /s/Bill Ready
Name:    Bill Ready
Title:    Chief Executive Officer

[Signature Page to Cooperation Agreement]

Exhibit A
Former Executive Officers
Christine Flores (former General Counsel)
Lily Yang (former CAO)
Francoise Brougher (former COO)
Jack Chou (former Head of Product)
Natalie Fair (former CFO)
Don Faul (former Head of Operations)
Tim Kendall (former President)
Lawrence Ripsher (former Head of Product)
Michael Yang (former General Counsel and Secretary)
Paul Sciarra (former President)

Exhibit B
Form of Press Release
Filed separately as Exhibit 99.1 to the Current Report on Form 8-K